Exhibit 99.01
DexCom, Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-February 23, 2016) - DexCom, Inc. (Nasdaq: DXCM) today reported its audited financial results as of and for the quarter and fiscal year ended December 31, 2015.

Fourth Quarter and Full Year 2015 results:

•	Total revenue grew to $130.8 million for the fourth quarter of 2015, an increase of 55% from the $84.3 million in total revenue for the same quarter in 2014.

•	Total revenue grew to $402.0 million for the twelve months ended December 31, 2015, an increase of 55% from the $259.2 million in total revenue for the comparable period in 2014.

•	GAAP net income was $1.5 million, or $0.02 per share for the fourth quarter of 2015, compared to $1.3 million, or $0.02 per share for the same quarter in 2014.

•	GAAP net loss was $57.6 million, or $0.72 per share, for the twelve months ended December 31, 2015, compared to GAAP net loss of $22.4 million or $0.30 per share, for the comparable period in 2014.

•
Non-GAAP net loss was $21.1 million, or $0.26 per share for the twelve months ended December 31, 2015 (see the table entitled "Itemized Reconciliation Between GAAP and Non-GAAP Net Loss" for a reconciliation of these GAAP and Non-GAAP financial measures).

Gross profit totaled $91.2 million and $278.4 million for the three and twelve months ended December 31, 2015, compared to a gross profit of $59.4 million and $176.3 million for the three and twelve months ended December 31, 2014.

The GAAP net loss of $57.6 million for the twelve months ended December 31, 2015 included $131.0 million in non-cash expenses, comprised primarily of a $36.5 million research and development charge for the issuance of common stock related to an upfront payment associated with the Collaboration and License Agreement (the “Verily Collaboration Agreement”) with Google Life Sciences LLC, now renamed Verily Life Sciences, and $82.7 million of share-based compensation, compared to the GAAP net loss of $22.4 million for 2014, which included $58.8 million in non-cash expenses, comprised primarily of share-based compensation. Excluding the $36.5 million research and development charge pursuant to the Verily Collaboration Agreement, the net loss for 2015 was $21.1 million, or $0.26 per share, which represent non-GAAP financial measures.

Cost of sales for the twelve months ended December 31, 2015 totaled $123.6 million compared to $82.9 million in 2014, primarily due to an increased volume of product sales. Research and development expense increased by $68.1 million to $137.5 million for the twelve months ended December 31, 2015 compared to $69.4 million in 2014. Changes in research and development expense included the $36.5 million research and development charge pursuant to the Verily Collaboration Agreement, additional payroll costs and $11.5 million in additional non-cash share-based compensation. Selling, general and administrative expense increased by $69.6 million to $198.0 million for the twelve months ended December 31, 2015 compared to $128.4 million in 2014, with the change primarily due to additional payroll and marketing costs, and $17.6 million in additional non-cash share-based compensation. As of December 31, 2015, DexCom had $115.2 million in cash, cash equivalents and short-term marketable securities.

Statement regarding use of non-GAAP financial measures

DexCom reports non-GAAP results for net income and net income per basic share in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. DexCom’s financial measures under GAAP include a substantial non-cash research and development charge pursuant to the Verily Collaboration Agreement listed in the itemized reconciliation between GAAP and non-GAAP financial measures included in this press release. Management believes that presentation of operating results that excludes this item provides useful supplemental information to investors and facilitates the analysis of DexCom’s core operating results and comparison of operating results across past and future reporting periods.
These non-GAAP measures may differ from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. DexCom believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate DexCom’s results of operations in conjunction with the corresponding GAAP measures. DexCom encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "Our Company," then "Investor Relations," and then "Events and Presentations," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the confirmation number "41665862" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to DexCom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from DexCom’s current expectations are more fully described in DexCom’s annual report on Form 10-K for the period ended December 31, 2015, as filed with the Securities and Exchange Commission on February 23, 2016. Except as required by law, DexCom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$86.1	$71.8
Short-term marketable securities, available-for-sale	29.1	11.8
Accounts receivable, net	74.1	42.4
Inventory	35.2	16.0
Prepaid and other current assets	6.8	3.9
Total current assets	231.3	145.9
Property and equipment, net	54.7	31.2
Restricted cash	—	1.0
Intangible assets, net	2.2	2.7
Goodwill	3.7	3.2
Other assets	0.1	0.6
Total assets	$292.0	$184.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$38.9	$20.4
Accrued payroll and related expenses	24.9	17.2
Current portion of long-term debt	2.3	2.3
Current portion of deferred revenue	0.8	0.7
Total current liabilities	66.9	40.6
Other liabilities	3.9	1.5
Long-term debt, net of current portion	—	2.3
Total liabilities	70.8	44.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 82.0 and 81.7 issued and outstanding, respectively, at December 31, 2015; and 77.6 and 77.3 shares issued and outstanding, respectively, at December 31, 2014	0.1	0.1
Additional paid-in capital	776.8	638.0
Accumulated other comprehensive loss	(0.3)	(0.1)
Accumulated deficit	(555.4)	(497.8)
Total stockholders’ equity	221.2	140.2
Total liabilities and stockholders’ equity	$292.0	$184.6

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Product revenue	$130.8	$84.3	$400.7	$257.1
Development grant and other revenue	—	—	1.3	2.1
Total revenue	130.8	84.3	402.0	259.2
Product cost of sales	39.6	24.9	123.6	82.3
Development and other cost of sales	—	—	—	0.6
Total cost of sales	39.6	24.9	123.6	82.9
Gross profit	91.2	59.4	278.4	176.3
Operating expenses
Research and development	28.5	21.6	137.5	69.4
Selling, general and administrative	61.1	36.2	198.0	128.4
Total operating expenses	89.6	57.8	335.5	197.8
Operating income (loss)	1.6	1.6	(57.1)	(21.5)
Interest expense	—	(0.2)	(0.4)	(0.8)
Income (loss) before income taxes	1.6	1.4	(57.5)	(22.3)
Income tax expense	0.1	0.1	0.1	0.1
Net income (loss)	$1.5	$1.3	$(57.6)	$(22.4)
Basic net income (loss) per share	$0.02	$0.02	$(0.72)	$(0.30)
Shares used to compute basic net income (loss) per share	81.4	76.8	79.8	75.2
Diluted net income (loss) per share	$0.02	$0.02	$(0.72)	$(0.30)
Shares used to compute diluted net income (loss) per share	85.0	81.7	79.8	75.2

DexCom, Inc.
Results of Operations - Non-GAAP
(In millions—except per share data)
(Unaudited)

Itemized Reconciliation Between GAAP and Non-GAAP Net Loss and Net Loss per Share:

	Twelve Months Ended December 31,
	2015	2014
GAAP Net loss	$(57.6)	$(22.4)
Adjustment for non-cash research and development charge through issuance of common stock	36.5	—
Non-GAAP net loss	$(21.1)	$(22.4)

GAAP net loss per basic share	$(0.72)	$(0.30)
Adjustment for non-cash research and development charge through issuance of common stock	0.46	—
Non-GAAP net loss per basic share	$(0.26)	$(0.30)

Shares used to compute GAAP net loss per basic share	79.8	75.2
Adjustment for shares related to non-cash research and development charge through issuance of common stock	(0.1)	—
Shares used to compute non-GAAP net loss per basic share	79.7	75.2